Exhibit 23        CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
Medialink Worldwide Incorporated:

We consent to incorporation by reference in the registration statement (No. 333-27207) on Form S-8 of Medialink Worldwide Incorporated of our report dated February 24, 2004, except for note 4, which is dated April 14, 2004, relating to the consolidated balance sheets of Medialink Worldwide Incorporated and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Medialink Worldwide Incorporated.

                                                             /S/ KPMG LLP
                                                             -------------------


New York, New York
April 14, 2004